Exhibit 99.1

CONTACT: Steve Pickman at 913-367-1480

FOR IMMEDIATE RELEASE:  MGPI ANNOUNCES FISCAL 2005 SECOND QUARTER RESULTS

ATCHISON, Kan., February 8, 2005—MGP Ingredients, Inc. (Nasdaq: MGPI) today reported results for its fiscal 2005 second quarter ended December 31, 2004.

Net income for the quarter was $1,354,000, or $0.08 per common share, compared to $1,834,000, or $0.12 per share, in the same period one year ago. The earnings per share data has been adjusted to reflect MGPI’s two-for-one stock split that went into effect after the close of business on June 30, 2004. Net sales totaled $61,164,000, an increase of three percent over sales of $59,409,000 in the 2004 second quarter, which included approximately $3.0 million of business interruption insurance proceeds resulting from the September 13, 2002 distillery explosion at its Atchison, Kansas plant.

Net income for the first six months of fiscal 2005 was $1,645,000 compared to net income of $4,304,000 for the first six months of fiscal 2004.  Net sales for the first six months of fiscal 2005 were $130,042,000, an increase of 12 percent over net sales of $116,463,000 in the same period a year ago. The company’s result for the first six months of fiscal 2004 included approximately $8.7 million of business interruption insurance proceeds resulting from the September 13, 2002 distillery explosion.

“Strong increases in sales of both fuel grade alcohol and food grade alcohol drove a 6 percent increase in distillery products sales in the second quarter,” said Ladd Seaberg, president and chief executive officer. “Results for our ingredients segment were mixed.  The ongoing popularity of pet treats incorporating our Polytriticum® line of grain-based resins drove strong gains in that business; and we experienced a sequential quarter rebound in our Fibersym™ line of resistant starches, which had been trending downward concurrent with the slowing of the low-carb market.  The low-carb slowdown continued to impact sales of our Arise® line of wheat protein isolates as well as our Wheatex® line of textured wheat proteins.”

Specialty ingredients sales in the second quarter increased by 4 percent compared to the 2004 second quarter, but decreased on a sequential basis when compared to the first quarter of fiscal 2005.  Both Arise® and Wheatex® sales were impacted by the slowdown in the low-carb market, and Arise was further impacted by growing competitive pricing pressures.

“As leaders in the development of innovative products from wheat and other grains, we are accustomed to seeing increased competition in markets we help create,” said Michael Trautschold, executive vice president of marketing and sales.  “Our unique customer solutions focus will serve us in good stead as we pursue opportunities in all of our markets.  We believe that building solutions-based relationships with our customers will present new opportunities upward in the ingredients development stream, consistent with our strategic shift away from commodity ingredients.”

Fibersym™ sales increased compared to the second quarter of 2004, and also increased on a sequential quarter basis.  “The increase in Fibersym™ sales represents a modest rebound from recent negative sales trends,” continued Trautschold.  “The market for this line is still very new and thus difficult to forecast, but it is apparent that compelling opportunities remain for the functionality and nutritional profile that Fibersym™ brings as a fiber enhancer in food products.”

Sales of the Company’s Polytriticum® line for use in the manufacture of pet chews increased compared to last year’s second quarter.  Planned upgrades of the Company’s facilities designed to expand processing and packaging capabilities for pet-related ingredients and products are proceeding on schedule.  Management expects the upgrades to be in place in the spring.

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ADD 1—MGPI ANNOUNCES

An overall 7 percent increase in total sales of distillery products in the second quarter was driven by a 47 percent increase in sales of food grade alcohol and a 14 percent increase in sales of fuel grade alcohol.  Within the food grade alcohol area, sales of alcohol for industrial applications rose by $2.8 million, or 65 percent, and sales of alcohol for beverage applications rose by approximately $739,000, or 23 percent. Distillers feed sales decreased by $1,279,000, or nearly 17 percent compared to the prior year due to both lower unit sales lower selling prices.

Complete sales and pre-tax income data by segments for the second quarter ended December 31 follow below. Pretax operating profits for each segment are based on net sales less identifiable operating expenses. Interest expense, investment income and other general miscellaneous expenses have been excluded from segment operations and classified as Corporate:

Sales	2nd Quarter FY 2005	2nd Quarter FY 2004	6 Months FY 2005	6 Months FY 2004
Ingredients Segment	$18,860,000	$19,630,000	$41,614,000	$41,547,000
Distillery Products Segment	42,304,000	39,779,000	88,428,000	74,916,000

Pre-tax income (loss)
Ingredients Segment	$(1,684,000)	$2,075,000	$(1,800,000)	4,646,000
Distillery Products Segment	4,301,000	1,400,000	5,175,000	3,305,000
Corporate	(541,000)	(452,000)	(818,000)	(847,000)

“Looking ahead toward the second half of fiscal 2005, we will face some very challenging comparisons to prior year results,” Seaberg continued.  “The third and fourth quarters of fiscal 2004 are when we saw the greatest ramp-up of specialty ingredients sales related to the low-carb market.  The subsequent fall-off of that business since then has been well-documented, and will result in decreases versus prior year periods.  In response to this situation, during the second quarter we have instituted programs that have resulted in improved production yields and efficiencies and have simultaneously implemented cost reduction measures in the operational areas of personnel, maintenance, and laboratory expense.  The results of these measures will be realized more fully in the third and fourth quarters”

Seaberg added that distillery revenues should remain strong through the balance of 2005, as should revenues in the company’s pet ingredient area.  “We remain a leader in the development of wheat and other grain-based specialty products,” he said.  “We will continue to leverage that core competency by cultivating our specialty ingredients development pipeline that will in turn position us to stay ahead of the commoditization of certain classes of ingredients.  We look forward to sharing our progress in these areas as it occurs.”

The company will host an investor conference call on Tuesday, February 8, at 10 a.m. central time to review the second quarter results. Stockholders and other interested parties may listen to the call via telephone by dialing 800-322-0079 by 9:50 a.m. central time on February 8, or access it on the Internet at www.mgpingredients.com.

In business for more than half a century, MGP Ingredients, Inc. is a recognized pioneer in the development and production of natural grain-based products. The company has facilities in Atchison, Kan., Pekin, Ill., and Kansas City, Kan. that utilize the latest technologies to assure high quality products and to maintain efficient production and service capabilities.

This news release contains forward-looking statements as well as historical information. Forward-looking statements are identified by or are associated with such words as “intend,” “believe,” “estimate,” “expect,” “anticipate,” “hopeful,” “should,” “may” and similar expressions. They reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results and are not guarantees of future performance. The forward-looking statements are based on many assumptions and factors, including those relating to grain prices, gasoline prices, energy costs, product pricing, competitive environment and related marketing conditions, operating efficiencies, access to capital, actions of governments or government officials and actions of insurers. Any changes in the assumptions or factors could produce materially different results than those predicted and could impact stock values.

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MGP Ingredients, Inc.

CONSOLIDATED STATEMENT OF EARNINGS

(unaudited)	Three Months Ended December 31		Six Months Ended December 31
(Dollars in thousands, except per share)	2004	2003	2004	2003
NET SALES	$61,164	$59,409	$130,042	$116,463
COST OF SALES	54,392	54,289	118,196	109,656
GROSS PROFIT	6,772	5,120	11,846	6,807
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	4,508	5,078	9,390	8,776
OTHER OPERATING INCOME	140	3,384	426	9,474
INCOME (LOSS) FROM OPERATIONS	2,404	3,426	2,882	7,505
OTHER INCOME (LOSS) NET	56	(140)	365	141
INTEREST EXPENSE	(384)	(263)	(690)	(542)
INCOME BEFORE INCOME TAXES	2,076	3,023	2,557	7,104
PROVISION FOR INCOME TAXES	722	1,189	912	2,800
NET INCOME	$1,354	$1,834	$1,645	$4,304
OTHER COMPREHENSIVE INCOME (LOSS)	(34)	(93)	(347)	(123)
COMPREHENSIVE INCOME (LOSS)	1,320	1,741	1,298	4,181
BASIC EARNINGS PER COMMON SHARE	$0.08	$0.12	$0.10	$0.28
DILUTED EARNINGS PER COMMON SHARE	$0.08	$0.12	$0.09	$0.28
DIVIDENDS PER COMMON SHARE	$—	$—	$0.15	$0.075

Weighted average shares outstanding - Basic	15,982,031	15,318,048	15,957,472	15,325,118
Weighted average shares outstanding – Diluted	16,452,782	15,558,206	16,586,519	15,505,618

CONSOLIDATED BALANCE SHEETS

(unaudited)	Dec. 31	June 30
(Dollars in thousands)	2004	2004
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$8,283	$6,488
Receivables	25,360	34,243
Inventories	41,674	32,775
Prepaid expenses	2,384	828
Deferred income taxes	2,090	2,090
Total Current Assets	79,791	76,424
PROPERTY AND EQUIPMENT, At Cost	303,627	296,377
Less accumulated depreciation	193,869	187,280
	109,758	109,097
Insurance Receivable	—	1,425
OTHER ASSETS	91	91
	$189,640	$187,037

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$4,674	$3,201
Accounts payable	8,697	10,576
Accrued expenses	3,818	7,815
Deferred income	15,299	12,598
Income taxes payable	3,499	2,423
Total Current Liabilities	$35,987	$36,613

LONG-TERM DEBT	18,006	12,561
POST-RETIREMENT BENEFITS	6,123	5,977
DEFERRED INCOME TAXES	11,877	13,677
STOCKHOLDERS’ EQUITY	117,647	118,209
	$189,640	$187,037